EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2016, with respect to the consolidated financial statements and internal control over financial reporting of Cash America International, Inc., incorporated by reference in the Current Report of FirstCash, Inc. on Form 8-K/A dated November 18, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of FirstCash, Inc. on Forms S-8 (File Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837 and 333-214452).

/s/ GRANT THORNTON LLP

Dallas, Texas

November 18, 2016